Exhibit 99.1

LIBERTY MEDIA REPORTS THIRD QUARTER FINANCIAL RESULTS

Liberty Shareholders Approve Plan to Issue Two New Tracking Stocks

Board of Directors Increases Liberty Interactive Share Repurchase Authorization by $1 Billion

Englewood, Colorado, November 9, 2007 — Liberty Media Corporation (“Liberty”) reported third quarter results for both its Liberty Interactive Group and Liberty Capital Group.

As previously announced, on October 23, 2007, Liberty shareholders approved the proposed reclassification of Liberty Capital common stock into two new tracking stocks, Liberty Capital and Liberty Entertainment.  The issuance of the two new tracking stocks is subject to the completion of the previously announced exchange of Liberty’s stock in News Corporation for stock in a newly formed corporate subsidiary of News Corporation that will hold News Corp’s 40% stake in DirecTV holdings, three regional sports networks, and cash.

Also, as previously announced, Liberty’s board of directors authorized the repurchase of up to an additional $1 billion of Liberty Interactive common stock.  This authorization increases to $3 billion the total amount authorized to be repurchased since the Liberty Interactive shares began trading in May 2006.  Including this increase, Liberty currently has approximately $1 billion remaining under its Liberty Interactive stock repurchase authorization.

“We are pleased our shareholders approved the new tracking stocks and look forward to issuing the new equities upon completion of the News deal.  This is another step in our ongoing effort to better focus Liberty’s assets and create a stronger operating company orientation,” stated Liberty President and CEO Greg Maffei.  “At Liberty Interactive, while we are not satisfied with QVC’s financial performance in this challenging retail environment, we remain confident in management’s ability to improve the results and return QVC to a stronger growth trajectory,” added Maffei.

1.  Please see page 9 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.

LIBERTY INTERACTIVE GROUP — Liberty Interactive Group’s revenue increased 4% and operating cash flow decreased 1% for the third quarter of 2007.  Liberty Interactive Group’s results are comprised of  QVC, Inc. (“QVC”), Provide Commerce, Inc., BUYSEASONS, Inc., and Backcountry.com, Inc. which was acquired in June 2007.

QVC

QVC’s consolidated revenue increased 2% to $1.69 billion and operating cash flow decreased 1% to $364 million.

“We are disappointed with the soft sales results in the U.S., driven in part by a sluggish retail environment and difficult year over year comparisons,” stated QVC CEO Mike George.  “However, we chose not to adopt a heavily promotional focus in the quarter and were able to maintain stable margin rates despite the slower sales growth.  Our German and Japanese operations also experienced weak sales results, as they focused on broadening their assortments and addressing the heightened competitive and regulatory challenges they face.”  George added, “On a more positive note, the UK business experienced solid gains in revenue and OCF growth.  Finally, during the third quarter we successfully launched our new brand and logo and began testing our redesigned website to strong reviews.  We are excited about these endeavors and believe they will have a positive long-term effect on the business.”

QVC’s U.S. revenue increased 2% to $1.17 billion and operating cash flow increased 2% to $278 million.  The domestic revenue increase was mainly attributable to increased sales in the apparel area.  U.S. revenue was adversely affected by lower gold jewelry and home product sales. The total number of units shipped increased 1% to 28.0 million and the average selling price increased 1% from $45.48 to $45.89.  QVC.com sales as a percentage of domestic sales grew from 19% in the third quarter of 2006 to 21% in the third quarter of 2007.  The U.S. operating cash flow margin remained consistent period to period at 24%.

QVC’s international revenue increased 2% to $512 million due to favorable foreign currency exchange rates in the UK and Germany.  International revenue was negatively affected by lower average selling prices in each of the international markets and as noted above, challenges in both the German and Japanese markets. Excluding the effect of exchange rates, international revenue decreased 3%.  International operating cash flow decreased from $93 million to $86 million, or 8%.  International cash flow margins decreased from 19% to 17% primarily due to a lower gross margin and a higher operating cost percentage.  The lower gross margin mainly reflects higher product distribution costs including costs associated with the opening of a new warehouse in Japan.  The higher operating cost percentage primarily reflects modest increases in commission, customer service and SG&A expenses.  Excluding the effect of exchange rates, QVC’s international operating cash flow decreased 10%.

QVC Germany and QVC Japan, as expected, continued to experience challenges.  The German business was affected by productivity challenges across all categories.  This contributed to a modest decline in the average sales price and a reduction in units shipped that resulted in an 11% local currency revenue decline.  Germany also experienced a lower gross margin and a higher operating cost percentage.  The lower gross margin percentage was due to a lower initial product margin and higher product distribution costs.  QVC Japan experienced a 3% local currency revenue decline as a lower average sales price was partially offset by unit increases.  The Japanese business continues to face a heightened regulatory focus on health and beauty product presentations which has had a direct impact on net revenue growth.  QVC management in Japan continued to shift product away from the health and beauty category to the apparel and accessories, home and jewelry categories and experienced productivity gains in each of these categories to which it shifted product.  On a more positive note, we continued to experience improved results in the UK which generated a 9% local currency revenue increase and even larger gains in operating cash flow.

QVC’s outstanding bank debt was $3.90 billion at September 30, 2007.

Share Repurchases

During the third quarter, Liberty repurchased 14.9 million shares of Series A Liberty Interactive common stock at an average cost per share of $19.43 for total cash consideration of $289 million.  Year to date through October 31, 2007, Liberty has repurchased 46.4 million shares at an average cost per share of $22.03 for total cash consideration of $1.021 billion.  Since the creation of the Liberty Interactive tracking stock in May 2006, Liberty has repurchased 97.9 million shares at an average cost per share of $20.15 for total cash consideration of $1.975 billion.  These repurchases represent approximately 14.0% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.  Currently, Liberty has $1 billion remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC, Provide Commerce, BUYSEASONS and Backcountry.com and its 24% interest in IAC/InterActiveCorp, 25% interest in Expedia and 20% interest in GSI Commerce.  Liberty has identified QVC, Inc., a consolidated, wholly-owned subsidiary, as the principal operating segment of Liberty Interactive Group.

LIBERTY CAPITAL GROUP — During the third quarter, Starz Entertainment experienced continued subscriber growth and reduced programming costs.  These factors contributed to Starz Entertainment achieving 96% operating cash flow growth for the quarter.

Starz Entertainment, LLC

Starz Entertainment, LLC (“Starz Entertainment”) revenue increased 11% to $282 million and operating cash flow increased 96% to $88 million.

The increase in revenue was the result of a $5 million increase due to a higher effective rate for Starz Entertainment’s services and a $6 million increase resulting from growth in the average number of subscription units.  Starz’ average subscription units increased 7% during the quarter while Encore average subscription units increased 9%.  Also, during the third quarter, Starz Entertainment entered into a new affiliation agreement with DirecTV which is retroactive to January 1, 2007, and extends through the end of 2007.  The previous affiliation agreement with DirecTV expired June 30, 2006.  Since expiration of the previous agreement, Starz Entertainment had recognized revenue from DirecTV based on cash payments from DirecTV.  The new affiliation agreement provides for rates that are higher than those paid by DirecTV since June 30, 2006.  Accordingly, in the third quarter of 2007, Starz Entertainment recognized revenue related to prior periods based on the new affiliation agreement.

The aforementioned increase in the effective rate was partially offset by two factors.  Starz’ affiliation agreements with two affiliates have expired and one of these affiliates continues to pay Starz at revised rates even though the contract has expired.  Starz is booking revenue based on this affiliate’s revised payments while they negotiate new contract terms.  In addition, the sale of Adelphia Communication’s systems to Comcast and Time Warner in 2006 has had a negative impact on the effective rate for Starz’ services as the former Adelphia subscription units have been moved to the Comcast and Time Warner affiliation agreements which generally provide for lower effective rates.

Starz Entertainment’s operating expenses declined 7% for the quarter.  The decrease was primarily due to a 5% reduction in programming costs from $173 million in the third quarter of 2006 to $164 million in the same period in 2007.  The decrease in programming costs was mainly due to a lower effective rate for the movie titles exhibited in 2007 partially offset by increased costs due to a higher percentage of first-run movie exhibitions relative to the number of library product exhibitions.  Also contributing to the decrease in operating expenses was the reversal of an accrual in the amount of $7 million for music copyright fees in the third quarter of 2007 as a result of a settlement with a music copyright authority.  Partially offsetting these decreases was a slight increase in SG&A expenses for the quarter due to higher sales and marketing expenses resulting from the timing of national marketing campaigns.  Starz Entertainment currently expects its full year 2007 sales and marketing expenses to exceed those of 2006 due to expected increases in affiliate and consumer marketing costs.

“Starz Entertainment continued its momentum and, largely due to reduced programming costs, the business has experienced 59% year-to-date OCF growth,” Starz Entertainment CEO Bob Clasen stated.  “We are excited about our progress at Starz Media which is establishing itself as a quickly-developing, live action television production company.  In the third quarter, Starz Media saw the start of production of four made-for-television movies and several TV series for various programming companies.” Clasen added, “Overture will release its first production, Mad Money, over Martin Luther King weekend in 2008.  In addition, principal photography has been completed for Overture’s highly anticipated 2008 release Righteous Kill, starring Robert DeNiro and Al Pacino.”

Share Repurchases

There were no share repurchases of Liberty Capital stock during the third quarter of 2007.  Currently, Liberty has $1 billion remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media’s businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC, Starz Media, LLC, FUN Technologies, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation.  Liberty has identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Capital Group.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty’s consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Capital, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2007 to the same period in 2006.  Please see page 9 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.  Certain prior period amounts have been reclassified for comparability with the 2006 presentation.  Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	September 30, 2006	June 30, 2007	September 30, 2007
InterActiveCorp	$1,991	2,396	2,054
Expedia (1)	1,085	2,027	2,207
Other Public Holdings	137	210	246
Total Attributed Liberty Interactive Group	$3,213	4,633	4,507
News Corporation	10,138	11,067	11,404
Non Strategic Public Holdings	6,836	5,744	5,464
Total Attributed Liberty Capital Group	$16,974	16,811	16,868

(1)          Represents fair value of Liberty’s investment in Expedia.  In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	June 30, 2007	September 30, 2007
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	806	718
Total Attributed Liberty Capital Group Cash (GAAP)	2,388	2,371
Total Liberty Consolidated Cash (GAAP)	3,194	3,089

Short-Term Marketable Securities (1)	—	—
Long-Term Marketable Securities (2)	318	342
Total Attributed Liberty Capital Group Liquid Investments	318	342

Total Attributed Liberty Interactive Group Cash and Liquid Investments	806	718
Total Attributed Liberty Capital Group Cash and Liquid Investments	2,706	2,713
Total Liberty Consolidated Cash and Liquid Investments (3)	3,512	3,431

Debt:
Senior Notes and Debentures (4)	3,107	3,107
QVC Bank Credit Facility	3,675	3,900
Other	74	75
Less: Unamortized Discount	(15)	(15)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,841	7,067

Senior Exchangeable Debentures (5)	4,483	4,481
Bank Credit Facility	750	750
Other	103	96
Total Attributed Liberty Capital Group Debt	5,336	5,327
Less: Fair Market Value Adjustment (5)	(312)	(580)
Total Attributed Liberty Capital Group Debt (GAAP)	5,024	4,747

Total Consolidated Liberty Debt (GAAP)	11,865	11,814

(1)          Short-term marketable debt securities which are included in other current assets in Liberty’s consolidated balance sheet.

(2)          Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty’s consolidated balance sheet.

(3)          Does not include $735 million of restricted cash that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.  Please see discussion related to Investment Fund in the footnotes to Liberty’s condensed consolidated financial statements included in its most recently filed Form 10Q.

(4)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5)          Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, Accounting for Hybrid Financial Instrument (“Statement 155”).  Pursuant to the provisions of Statement 155, Liberty now accounts for its senior exchangeable debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument as was previously required.

Total Attributed Liberty Interactive Group Cash and Liquid Investments decreased $88 million compared to June 30, 2007 due to borrowings on the QVC bank credit facility and cash flow from QVC operations offset by the purchase of Liberty Interactive Series A common stock and interest payments.  Total Attributed Liberty Interactive Group Debt increased $226 million from June 30, 2007, due to borrowings on the QVC bank credit facility.

Total Attributed Liberty Capital Group Cash and Liquid Investments remained flat compared to June 30, 2007 due to tax sharing payments from Liberty Interactive Group offset by interest payments.  Total Attributed Liberty Capital Group Debt remained flat compared to June 30, 2007.

Important Notice: Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 11:00am (ET) on November 9, 2007.  The call can be accessed by dialing (877) 795-3635 or (719) 325-4766 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 1:00 p.m. (ET) on November 9, 2007 through 5:00 p.m. (ET) November 22, 2007, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 8021834#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the anticipated reclassification of Liberty Capital common stock, which is conditioned on the prior closing of Liberty’s exchange transaction with News Corporation, the long-term prospects of QVC and anticipated lower programming costs for Starz Entertainment in 2007.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q and 10-K of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; disruption in the production of theatrical films or television programs due to strike by unions representing writers, directors or actors; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock. The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to Liberty’s effective registration statement. Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed by Liberty with the SEC, because it contains important information about the transaction. A copy of the registration statement and the proxy statement/prospectus are available free of charge at the SEC’s website (http://www.sec.gov).

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at September 30, 2007.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	3Q06	4Q06	1Q07	2Q07	3Q07
Liberty Interactive Group
QVC (100%)
Revenue — Domestic	1,151	1,604	1,174	1,184	1,174
Revenue — International	502	632	510	509	512
Revenue — Total	1,653	2,236	1,684	1,693	1,686
OCF — Domestic	273	417	278	292	278
OCF — International	93	140	96	91	86
OCF — Total	366	557	374	383	364
Operating Income	257	419	243	244	231
Gross Margin — Domestic	37.0%	36.3%	36.8%	37.6%	36.6%
Gross Margin — International	37.2%	39.0%	37.6%	37.5%	36.7%
Homes Reached — Domestic	90.3	90.7	91.2	90.9	92.7
Homes Reached — International	75.0	75.6	77.4	78.6	79.1

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Revenue	253	257	265	254	282
OCF	45	50	73	55	88
Operating Income	40	46	60	42	78
Subscription Units — Starz	14.9	15.5	15.8	16.1	16.0
Subscription Units — Encore	26.6	27.3	28.2	28.4	30.3

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity’s operating income, determined under GAAP.  Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation).  Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended September 30, 2006 and 2007, respectively.

(amounts in millions)	3Q06	3Q07
Liberty Interactive Group	$365	363
Liberty Capital Group	13	70
Consolidated segment operating cash flow	$378	433

Consolidated segment operating cash flow	$378	433
Stock compensation	5	(17)
Depreciation and amortization	(147)	(176)
Impairment of long-lived assets	—	(41)
Interest expense	(177)	(173)
Realized and unrealized gains (losses) on financial instruments, net	(73)	400
Gains on disposition of assets, net	25	2
Other, net	70	108
Earnings from continuing operations before income taxes and minority interest	$81	536

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, respectively.

(amounts in millions)	3Q06	4Q06	1Q07	2Q07	3Q07
Liberty Interactive Group
QVC (100%)
Operating Cash Flow	366	557	374	383	364
Depreciation and Amortization	(119)	(119)	(120)	(134)	(129)
Stock Compensation Expense	10	(19)	(11)	(5)	(4)
Operating Income	257	419	243	244	231

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Operating Cash Flow	45	50	73	55	88
Depreciation and Amortization	(5)	(7)	(6)	(6)	(3)
Stock Compensation Expense	—	3	(7)	(7)	(7)
Operating Income	40	46	60	42	78